AMENDMENT EFFECTIVE AS OF MAY 1, 1998

                                       TO

                             SUB-ADVISORY AGREEMENT

                                      AMONG

              COVA INVESTMENT ADVISORY CORPORATION (THE "ADVISER") J.P. MORGAN INVESTMENT MANAGEMENT, INC. (THE "SUB-ADVISER")

                                       AND

                         COVA SERIES TRUST (THE "TRUST")
                      DATED APRIL 1, 1996 (THE "AGREEMENT")

         WHEREAS, the Adviser desires to retain Sub-Adviser to provide certain investment management services for the Emerging Markets Equity Portfolio, a Sub-Trust of the Trust;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree to amend the Agreement as follows:

1. The parties agree to add the Emerging Markets Equity Portfolio as a "Sub-Trust" under the Agreement and the Sub-Adviser agrees to supervise the investments of such additional Sub-Trust pursuant to the terms of the Agreement;

2. Exhibit A to the Agreement is hereby revised with the addition of the fee schedule for the Emerging Markets Equity Portfolio to read as attached hereto.

     IN WITNESS WHEREOF, the Adviser, the Sub-Adviser and the Trust have caused this Amendment to be executed effective this 1st day of May, 1998.



Attest:                                     COVA INVESTMENT ADVISORY
                                            CORPORATION

_________________________                   By:____________________________

Attest:                                     J.P. MORGAN INVESTMENT

                                            MANAGEMENT, INC.

_________________________                   By:____________________________

Attest:                                     COVA SERIES TRUST

__________________________                  By:_____________________________


                                    EXHIBIT A

                                REVISED EFFECTIVE
                                   MAY 1, 1998

                                COVA SERIES TRUST

                            SUB-ADVISORY COMPENSATION

     For all services rendered by Sub-Adviser hereunder, Adviser shall pay to Sub-Adviser and Sub-Adviser agrees to accept as full compensation for all services rendered hereunder, fees at the end of each calendar month equal to a percentage of the average daily net assets of the Sub-Trusts as follows:


       Portfolio                             Average Daily Net Assets                    % Per Annum
       ---------                             ------------------------                    -----------

Quality Bond Portfolio                       First $75 million                             .30 of 1%
                                             Over $75 million                              .25 of 1%
International Equity Portfolio               First $50 million                             .60 of 1%
                                             Over $50 million                              .50 of 1%
Select Equity Portfolio                      First $50 million                             .50 of 1%
                                             Over $50 million                              .40 of 1%
Large Cap Stock Portfolio                                                                  .40 of 1%
Small Cap Stock Portfolio                                                                  .60 of 1%
Emerging Markets Equity Portfolio            First $25 million                            1.00 of 1%
                                             Over $25 million                              .80 of 1%